CODE OF ETHICS

July 2020

TimesSquare Capital Management, LLC

7Times Square, 42nd Floor New York, New York 10036 800-541-5156

CODE OF ETHICS

TimesSquare Capital Management, LLC ("TimesSquare") has established a Code of Ethics that sets forth requirements for employee, officer, member and director conduct, establishes policies and procedures over personal trading and provides restrictions on the use of Material, Nonpublic Information. Please note that the Code of Ethics may be revised and/or redistributed on a periodic basis.

TimesSquare utilizes Schwab Compliance Technologies ("Schwab CT"), a secure internet-based application, to support the administration of the Code of Ethics and to facilitate the oversight of personal securities transactions. Each Access Person is provided with unique credentials with which to access Schwab CT.

A copy of the Code of Ethics is available by contacting the Chief Compliance Officer or can be accessed directly through Schwab CT.

TABLE OF CONTENTS
I. Statement of General Principles .............................................................................................................	4
II. General Definitions ...............................................................................................................................	5
III. Applicability ........................................................................................................................................	7
IV. Prohibited and Restricted Personal Covered Securities Transactions by Access Persons ...................	8
A. Initial Public Offerings ...........................................................................................................	8
B. Private Placements and Limited Offerings .............................................................................	8
C. $30 Billion Market Cap Restriction........................................................................................	8
D. Blackout Periods.....................................................................................................................	9
E. Short-Term Trading Profits.....................................................................................................	9
F. Pre-clearance..........................................................................................................................	9
G. Exempted Transactions.........................................................................................................	10
V. Opening and Maintaining Broker-Dealer Accounts by Access Persons .............................................	11
VI. Discretionary Third-Party Managed Accounts ..................................................................................	12
VII. Reporting of Personal Covered Securities Transactions and Post-Trade Review ............................	12
VIII. Disclosure of Personal Holdings of Covered Securities Required for Access Persons...................	13
IX. Prohibitions Against Transactions Based on Material, Non-Public Information...............................	14
A. Communications....................................................................................................................	14
B. Files.......................................................................................................................................	14
C. Other Disclosures .................................................................................................................	14
D. Restricted List.......................................................................................................................	14
X. Gifts and Business Entertainment .......................................................................................................	16
XI. Corporate Directorships and Other Business Relationships ..............................................................	18
XII. Reporting Potential Violations/Wrongdoing, Investigations, Whistleblower Rules and Guidance . 19
XIII. Sanctions for Violations..................................................................................................................	21
XIV. Records ...........................................................................................................................................	21
Explanation of Beneficial Ownership ......................................................................................................	23
Broker Confirmation Request Letter........................................................................................................	33

CODE OF ETHICS

TIMESSQUARE CAPITAL MANAGEMENT, LLC

I. Statement of General Principles

This Code of Ethics (the "Code") is based on the principle that the employees, officers, members and directors of TimesSquare Capital Management, LLC ("TimesSquare" or the "Adviser") (collectively, Access Persons") owe a fiduciary duty to all Clients (as defined in "II. General Definitions" below) to conduct their personal securities transactions and other activities in a manner which does not interfere with investment transactions or otherwise take unfair advantage of their relationship to Clients. All Access Persons must adhere to this general principle as well as comply with Federal Securities Laws and the specific provisions set forth herein. It bears emphasis that technical compliance with these provisions will not automatically insulate an individual from scrutiny of transactions and activities that show a pattern of compromise or abuse of the individual's fiduciary duties to Clients. Accordingly, all Access Persons must seek to avoid any actual or potential conflicts between their personal interests and the interest of our Clients. In summary, all Access Persons shall place the interests of our Clients before our personal interests.

The purpose of the Code is to establish procedures consistent with Rule 204A-1 of the Investment Advisers Act of 1940 (the "Advisers Act"), Rule 17j-1 of the Investment Company Act of 1940 (the "1940 Act"), and the Securities Exchange Act of 1934. Accordingly, no Access Person (as defined in "II. General Definitions" below) shall:

1.Employ any device, scheme or artifice to defraud;

2.Make any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

3.Engage in any act, practice or course of business which operates or would operate as a fraud or deceit upon any person; or

4.Engage in any manipulative practice.

The Chief Compliance Officer of TimesSquare is responsible for ensuring that Access Persons understand the Code. The Chief Compliance Officer should encourage Access Persons to discuss questions of business ethics or practices any time they arise and to surface potential questions before any action is taken in order to prevent problems from developing. The Chief Compliance Officer shall review the adequacy of the Code and the effectiveness of its implementation at least annually.

II. General Definitions

A."Access Person" means any director, officer, member, or employee of the Adviser.

B."Affiliated Mutual Fund" means any registered open-end or closed-end Investment Company advised or sub-advised by the Adviser or whose investment adviser or principal underwriter is an affiliate of the Adviser. Affiliated Mutual Funds are considered "Covered Securities" as further defined below.

C."Beneficial Ownership" generally means that Access Persons will be deemed to have ownership of Covered Securities in the accounts of their spouses, dependent relatives, members of the same household, trustee and custodial accounts or any other account in which they have a financial interest or over which they have investment discretion. Exhibit A defines Beneficial Ownership in greater detail.

D."Chief Compliance Officer" of the Adviser means David Cielusniak.

E."Client" means any corporate, advisory, Investment Company (registered under the Act or otherwise) or other account managed by, or as to which investment advice is given by, the Adviser.

F."Control" shall have the same meaning as that set forth in Section 2(a)(9) of the Act.

G."Covered Securities" means any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, shares of closed-end mutual funds, collateral-trust certificate, pre- organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil and gas, or other mineral rights, any put, call, straddle, option, or privilege on any security, non-bank certificate of deposit, or any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security," and including Equivalent Covered Securities as defined below, with the exception of those items/instruments specifically excluded from the definition of "Covered Securities" as set forth below.

Covered Securities do not include: direct obligations issued by the Government of the United States; bankers' acceptances; bank certificates of deposit; commercial paper and high quality short-term debt instruments, including repurchase agreements; shares issued by money market funds; shares of registered open-end investment companies (mutual funds), except Affiliated Mutual Funds and Affiliated Closed-End Funds as defined above, which are deemed to be "Covered Securities"; and shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Affiliated Mutual Funds.

For exchange-traded funds and non-affiliated closed-end mutual funds, please see special procedures described in Sections IV and VII below.

H."Discretionary Third-Party Managed Account" means an account: (a) for which an Access Person has granted a trustee or a discretionary third-party manager investment authority over the account; and (b) over which the Access Person has no direct or indirect influence or Control with respect to purchases or sales of securities or allocations of investments.

I."Equivalent Covered Securities" means any security that has substantial economic relationship to another Covered Security. This would include, among other things,

(1)a Covered Security that is convertible into another Covered Security, (2) with respect to an equity Covered Security, a Covered Security having the same issuer (including a private issue by the same issuer) and any derivative, option or warrant relating to that Covered Security, and (3) with respect to a fixed-income Covered Security, a Covered Security having the same issuer, maturity, coupon and rating, or any derivative, option or warrant relating to that Covered Security. Equivalent Covered Securities are subject to the same restrictions and requirements outlined for Covered Securities.

J."Federal Securities Laws" means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach- Bliley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the Jumpstart Our Business Startups Act of 2012 any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Commission or the Department of the Treasury.

K."Investment Company" means a company registered as such under the 1940 Act or any series thereof for which the Adviser is an investment adviser or sub-adviser.

L."Limited Offering" means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) or pursuant to rules 504, 505 or 506 under the Securities Act of 1933.

M."Material, Nonpublic Information" means, generally, any information that is not generally available to the investing community that might reasonably be expected to affect the market value of Covered Securities or influence investor decisions to buy, sell or hold Covered Securities.

N."Personal Covered Securities Transaction" means any personal Purchase or Sale of a Covered Security on behalf of an account(s) in which an Access Person has direct or Beneficial Ownership.

O."Purchase or Sale" means any contract or agreement, including the writing of an option, to purchase or sell a Covered Security.

P."Temporary Personnel" means any person who works for TimesSquare on a one- time or periodic basis for less than 90 continuous calendar days in the course of their temporary employment at TimesSquare.

III. Applicability

The Code applies to all Access Persons, and may include part-time employees, consultants and Temporary Personnel as designated by the Chief Compliance Officer.

Dissemination and Acknowledgment of the Code

The following procedures pertain to dissemination and acknowledgment of receipt of the Code and any amendments.

1.The Chief Compliance Officer shall oversee the dissemination and affirmation of the Code to all Access Persons.

2.Access Persons are required to certify upon hire and at least annually thereafter that:

i.they have received, read and understood the Code;

ii.they recognize that they are subject to the Code;

iii.they have complied with the requirements of the Code; and

iv.they have disclosed or reported all Personal Covered Securities transactions required to be disclosed or reported pursuant to the requirements of the Code.

In addition, upon any revision to the Code, the Chief Compliance Officer shall ensure each Access Person receives a copy of the amended Code, and each Access Person must certify in writing that he or she has received, read and understands the amended Code.

3.The Chief Compliance Officer shall ensure that each new full-time and any designated part-time employees, consultants and Temporary Personnel of TimesSquare receive, upon employment, a copy of the Code and the Initial Code of Ethics Certification. Each such employee, consultant, or Temporary Personnel shall execute the Initial Code of Ethics Certification, and annually thereafter the Annual Code of Ethics Certification, through Schwab CT.

Hiring managers shall be responsible for ensuring that any designated part-time employees, consultants and Temporary Personnel receive a copy of the Code and execute the Initial Code of Ethics Certification through Schwab CT.

IV. Prohibited and Restricted Personal Covered Securities Transactions by Access Persons

A. Initial Public Offerings

No Access Person may acquire any Covered Securities in an initial public offering. However, there may be circumstances where such investments may be permitted, provided they do not represent a conflict of interest, or even the appearance of a conflict of interest. An example may be shares issued by mutual banks and insurance companies that specifically allocate shares to existing Clients. In such cases, the Chief Compliance Officer should be consulted. Any such acquisition requires express prior approval by the Chief Compliance Officer or his designee. Such approval will be recorded in Schwab CT.

B. Private Placements and Limited Offerings

An Access Person may not acquire any private placement security or other Limited Offering without express prior approval by the Chief Compliance Officer or his designee. Such approval will be recorded in Schwab CT.

Any subsequent capital call, further subscription or redemption in a previously approved private placement or Limited Offering must be submitted for pre- clearance by the Access Person in Schwab CT.

Access Persons who have been authorized to acquire a private placement security or Limited Offering must disclose that investment to the Chief Compliance Officer when the Access Person plays a part in any subsequent consideration of an investment by a Client in the issuer of the private placement. In such circumstances, a decision to purchase securities of the issuer for a Client will be subject to an independent review by appropriate personnel with no personal interest in the issuer.

C. $30 Billion Market Cap Restriction

An Access Person may not transact, other than the exemptions provided below, in equity securities with market capitalizations (outstanding shares multiplied by the current price per share) of less than $30 billion (or a corresponding market capitalization in foreign markets). Furthermore, an Access Person may not acquire or transact in any Equivalent Covered Security of an equity security with a market capitalization of less than $30 billion.

In instances where a new employee upon hire discloses ownership of equity securities with a market capitalization of less than $30 billion he or she may sell the position in accordance with the pre-clearance requirements as set forth in Section IV F and G.

D. Blackout Periods

Except as provided in Section G below, Access Persons are prohibited from executing a transaction in a Covered Security (1) on any day during which any Client has a pending "buy" or "sell" order in the same or an Equivalent Covered Security, (2) within seven calendar days before or after a Client trades in the same or an equivalent Covered Security or (3) which is being considered for Purchase or Sale.

A "pending 'buy' or 'sell' order" exists when a decision to purchase or sell a Covered Security has been made. A security is "being considered for Purchase or Sale" when a recommendation to purchase or sell a security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

E. Short-Term Trading Profits

Except as provided in Section G below, Access Persons are prohibited from profiting from a purchase and sale, or sale and purchase, of the same or an Equivalent Covered Security (including the securities of Affiliated Mutual Funds) within any 60 calendar day period. The 60-day period is determined on a last-in, first-out basis. If trades are affected during the proscribed period, any profits realized on such trades may be required to be disgorged to a charity approved by the Chief Compliance Officer. Transactions resulting in breakeven or losses are not subject to the 60-day prohibition.

F. Pre-clearance

Except as provided in Section G below, Access Persons must pre-clear all personal Covered Securities including Equivalent Covered Securities transactions through Schwab CT. As an additional internal control, the Chief Executive Officer or his designee will review and approve or deny the personal trade requests of the Chief Compliance Officer. All pre-cleared orders must be executed by the end of the calendar day on which pre-clearance is granted. If any order is not timely executed, a new request for pre-clearance must be submitted through Schwab CT.

The provisions of this Section prohibit all Access Persons from entering limit orders in their personal accounts unless their broker-dealer is further instructed that the order is only good until the end of that calendar day. The provisions of this Section prohibit all Access Persons from entering good-till-cancel orders in their personal accounts.

Access Persons are permitted to execute trades electronically. However, trades entered electronically after the close of business will not be executed until the following business day. Therefore, the Access Person must provide backup documentation to the Chief Compliance Officer evidencing the entry date of the transaction (which should coincide with the date pre-clearance was granted).

AMG Stock – In addition to the above pre-clearance requirements, additional procedures for personal trading in the securities of Affiliated Managers Group, Inc. (AMG) have been adopted by AMG for its affiliates (including TimesSquare) and their employees, officers and directors. These procedures can be found in the Affiliated Managers Group, Inc. Insider Trading Policy and Procedures (the "AMG Policy") which is attached hereto as Exhibit B.

G. Exempted Transactions

1.The following transactions will be exempt from the provisions of Pre-clearance, Blackout Periods, and Short-Term Trading Profits noted above:

a.Purchases or sales of Covered Securities effected in Discretionary Third- Party Managed Accounts (requirements regarding such accounts are described in Section VI);

b.Purchases or sales of Covered Securities which are non-volitional on the part of the Access Person;

c.Purchases that are made by reinvesting cash dividends pursuant to an automatic dividend reinvestment program ("DRIP") (this exception does not apply to optional cash purchases or to the decision to begin or stop participating in a DRIP); and

d.Any purchases or sales of exchange-traded funds and non-affiliated closed- end funds and non-affiliated mutual funds, so long as such transactions are reported in accordance with Section VII and so long as such transactions, individually and in the aggregate, are not unreasonable in any way, including volume, trading frequency, type of fund (including the scope of such fund's investment style), and the like. As described generally in Section VII (B), transactions in exchange-traded funds and non-affiliated closed-end mutual funds will be reviewed periodically by the Chief Compliance Officer or his designee, and any concerns will be discussed with the relevant Access Person. To the extent that the Chief Compliance Officer believes that any of such transactions may violate the spirit, intent or procedures established by this Code, the Access Person may be subject to reversal of such trades (and disgorgement of any profits) and/or other sanctions, as further described in Section XIII. As a general matter, TimesSquare is not typically active in trading exchange-traded funds or non- affiliated closed-end mutual funds as part of its investment management strategy on behalf of its Clients; however, if TimesSquare becomes more active in these securities, TimesSquare may further restrict personal trading in these securities.

2.The prohibitions of Section IV(D) (Blackout Periods) and IV (E) (Short-Term Trading Profits) will not apply to the following (though pre-clearance and reporting will still be required):

a."De Minimis" Transactions - Any equity Covered Securities transaction, or series of related transactions effected over a 30 calendar day period, involving 500 shares or less in the aggregate, if (i) the Access Person has no prior knowledge of activity in such security by a Client, (ii) the issuer is listed on a major securities exchange (including, but not limited to, NYSE and AMEX) or the NASDAQ National Market and has a market capitalization (outstanding shares multiplied by the current price per share) greater than $30 billion (or a corresponding market capitalization in foreign markets), and (iii) Adviser-managed portfolios in the aggregate own less than 1% of the outstanding equity shares of the issuer;

b.Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer; and

c.Purchases or sales of Covered Securities which receive the prior approval of the Chief Compliance Officer (such person having no personal interest in such purchases or sales), based on a determination that no abuse is involved and that such purchases and sales are not likely to have any economic impact on a Client or on its ability to purchase or sell Covered Securities of the same class or other Covered Securities of the same issuer.

V.Opening and Maintaining Broker-Dealer Accounts by Access Persons

Access Persons must disclose all broker-dealer accounts in which there is direct or Beneficial Ownership, including Discretionary Third-Party Managed Accounts, to the Chief Compliance Officer. When opening new accounts, Access Persons must use one of the following firms: Charles Schwab, Chase Investment Services, CitiGroup Global Markets, E*TRADE, Fidelity, Goldman Sachs, JP Morgan, JP Morgan Bear Stearns, Merrill Lynch, Morgan Stanley, Pershing Advisor Solutions, Raymond James, RBC, Scottrade, TD Ameritrade, or UBS.. In addition, the Chief Compliance Officer shall be notified prior to effecting any trades in the new account(s) via the execution of a Certification of Brokerage Accounts in Schwab CT.

In addition, Access Persons must either (i) provide the Chief Compliance Officer with electronic access to their account via Schwab CT or (ii) supply the Chief Compliance Officer with a written statement to be sent to the broker-dealer(s) authorizing the broker- dealer to send duplicate copies of transaction confirmations and periodic statements for all accounts directly to the Compliance Department. A sample Brokerage Confirmation Request Letter is attached hereto as Exhibit C.

Access Persons must notify the Chief Compliance Officer when broker-dealer account ownership changes occur and when accounts are closed.

VI. Discretionary Third-Party Managed Accounts

Access Persons may maintain Discretionary Third-Party Managed Accounts subject to the disclosure and reporting requirements described below. Provided they comply with all requirements of this Code, such accounts are exempt from the pre-clearance, black-out period and short-term profit provisions as further described in Section IV (D) and Section IV (E) respectively.

Disclosure Requirements for Discretionary Third-Party Managed Accounts – All Access Persons who maintain Discretionary Third-Party Managed Accounts must disclose such accounts in Schwab CT. Such disclosure must include the following information:

a.Account owner's name;

b.Account number;

c.Name and contact information of the trustee or discretionary third-party manager;

d.The trustee's or third-party manager's firm; and

e.Description of the Access Person's relationship to the trustee or discretionary third-party manager, including any affiliation or family relationship that may exist between the Access Person and the person or firm managing the account.

Additionally, the Access Person must attest upon inception of the account, and then on a quarterly basis thereafter, that he or she does not have direct or indirect influence or control of the account, including with respect to the purchase or sale of securities, or allocation of investments. Access persons must notify the Chief Compliance Officer when there are changes to Discretionary Third-Party Managed Account arrangements.

TimesSquare may periodically request confirmation from the trustee or third-party manager to confirm the account continues to be discretionary and that there have been no instances where the Access Person had direct or indirect influence or control of the account.

Reporting Requirements for Discretionary Third-Party Managed Accounts – Access Persons who maintain Discretionary Third-Party Managed Accounts must also comply with the reporting requirements described in Section VII below.

VII. Reporting of Personal Covered Securities Transactions and Post-Trade Review

A.Access Persons are required to direct their broker-dealers to supply to the Chief Compliance Officer, on a timely basis, duplicate copies of confirmations of all Personal Covered Securities Transactions, securities transactions in Affiliated Mutual Funds and any exchange-traded funds or non-affiliated closed-end funds, and copies of periodic statements for all accounts in which the Access Person has a direct or Beneficial Ownership interest, including Discretionary Third-Party Managed Accounts. This requirement may be fulfilled through electronic feeds from broker-dealers to Schwab CT when available. Compliance with this Code requirement will be deemed to satisfy the transaction reporting requirements imposed by applicable securities laws provided the duplicate confirmations are submitted within 30 days of the calendar quarter-end and include the required information. Any transactions in Covered Securities, Affiliated Mutual Funds, exchange-traded funds or non-affiliated closed-end funds not executed through a broker-dealer must be reported quarterly to the Chief Compliance Officer within 30 calendar days of the end of the quarter. A Personal Securities Transaction Report is available on Schwab CT.

For any new account established by the Access Person during the quarter for the direct or indirect benefit of the Access Person or in which the Access Person has Beneficial Ownership, a report containing the following must be submitted within

30 calendar days of the end of the quarter:

f.Name of the account holder;

g.Name of the broker, dealer or bank with which the account is established;

h.Date the account was established; and

i.Date the report is submitted by the Access Person.

B. The Chief Compliance Officer or other designated compliance personnel will periodically review and monitor the personal investment activity of all Access Persons and all reports and/or brokerage confirmations and statements filed with the Adviser in accordance with the Code.

VIII. Disclosure of Personal Holdings of Covered Securities Required for Access Persons

Within 10 calendar days of employment, and thereafter on an annual basis, all Access Persons must disclose all personal Covered Securities holdings and holdings in Affiliated Mutual Funds and exchange-traded funds (both open-end and unit investment trusts) in which the Access Person has direct or Beneficial Ownership. The information provided must be current as of a date no more than 45 days before the individual becomes an Access Person or before the annual holdings report is submitted. Compliance with the annual disclosure requirement may be satisfied through electronic feeds from broker-dealers to Schwab CT when available or by periodic broker-dealers' statements sent directly to the Chief Compliance Officer. Covered Securities, Affiliated Mutual Funds and exchange- traded funds not included in broker-dealers' reports must be reported separately using the Security Holdings form available on Schwab CT.

IX. Prohibitions Against Transactions Based on Material, Nonpublic Information

No Access Person will cause a Purchase or Sale of a Covered Security to be made for a Client or a personal account while in possession of Material, Nonpublic Information with respect to the issuer of such Covered Security. You must be careful to avoid any impropriety, or even the appearance of an impropriety, in all investment transactions.

A. Communications

At all times, Access Persons must be aware that any information which is considered or suspected to be material and/or nonpublic should not be disclosed to anyone who does not have a business need to know such information, and any recipient of such information must be made aware that the information is material and nonpublic.

On occasion, a broker or company representative may reach out to TimesSquare to discuss a potential transaction or offering by a company that has not been publicly disseminated. These communications should be immediately directed to the Chief Compliance Officer in order to determine if there is potential Material Nonpublic Information. If Material Nonpublic Information may be received and an Access Person would like to proceed with the discussion with such broker or representative (commonly referred to as "Over the Wall"), the Chief Compliance Officer will require and confirm that the appropriate issuer is placed on the Restricted List (as described below) prior to the commencement of the discussion. The issuer will remain on the Restricted List until the information which resulted in the issuer being placed on such Restricted List is no longer material or is now public.

B. Files

Release of any materials which may contain Material, Nonpublic Information (or conclusions or opinions based thereon) is only allowed on a need-to-know basis.

C. Other Disclosures

Access Persons should also exercise diligence in other areas where the possibility exists that Material, Nonpublic Information may be inadvertently disclosed to anyone who does not have a need to know. For example, documents should not be left in conference rooms, or on copy or fax machines. Care should be taken to properly file or discard documents.

D. Restricted List

The Restricted List is maintained by the Chief Compliance Officer. This list includes issuers as to which Material, Nonpublic Information has been received by Access Persons. It also identifies issuers as to which the release of such information violates contractual restrictions. In addition, it includes those issuers the trading of whose securities is limited by other policy or legal considerations. The Restricted List may be distributed to all traders, portfolio managers and analysts of public securities, persons responsible for private secondary market trading, and others as determined by the Chief Compliance Officer.

If any individual believes that he or she is in possession of Material, Nonpublic Information with respect to an issuer having publicly-traded securities outstanding, such as through an interaction with any (i) insider of a publicly-traded company, (ii) outside consultant arranged by an "expert network" firm, or (iii) other individual who may otherwise contain information about investments, he or she must immediately advise the Chief Compliance Officer of the fact so that the issuer name can be added to the Restricted List. If the individual is uncertain as to the materiality of the information, he or she should immediately meet with the Chief Compliance Officer to review the information and make a determination if it is appropriate to add the issuer to the Restricted List. If there is any doubt, the issuer will be placed on the Restricted List while the issues are reviewed by senior management. An issuer placed on the Restricted List because of Material, Nonpublic Information will not be removed from such Restricted List until the information which resulted in the issuer being placed on such Restricted List is no longer material or is now public.

No transaction will be made in a Covered Security for the account of a Client or any Access Persons receiving the Restricted List, the issuer of which is on the Restricted List, unless such transaction has been approved by the Compliance Department.

As noted above, additional requirements for personal trading in the securities of AMG have been adopted by AMG for its affiliates (including TimesSquare) and their employees, officers and directors. These procedures can be found in the Affiliated Managers Group, Inc. Insider Trading Policy and Procedures (the "AMG Policy") which is attached hereto as Exhibit B. Access Persons must acknowledge that they have received read and understood the AMG Policy through Schwab CT. See the AMG Policy for an expanded discussion of the term "Material, Nonpublic Information".

X. Gifts and Business Entertainment

A. Gifts

Access Persons are prohibited from giving or receiving any gift or any series of gifts within a calendar year, of more than $100 in aggregate value to or from any person or entity with whom TimesSquare has a business relationship. All gifts given or received, regardless of amount, must be reported through Schwab CT.

Business relationships are presumed to exist with Clients, prospective Clients, consultants, broker-dealers, vendors, and anyone with whom TimesSquare is likely to have any business dealings.

Gifts include any prize, present, favor or gratuity to or from someone with whom TimesSquare has a business relationship, including tickets, admission or entrance fees, meals, entertainment, transportation or lodging where the sponsoring host is not present. Under no circumstances may Access Persons receive or give gifts in the form of cash or cash equivalents, including gift cards/gift certificates.

Exempted from the $100 aggregate gift limit are promotional or branded gifts of nominal value. Gifts are considered promotional or branded if the sponsoring entity's logo is prominently displayed on the item, the item is of nominal value, and the receipt of such items is of reasonable volume. Examples of promotional gifts include pens, calendars, clothing, bags and umbrellas. Such gifts must be reported through Schwab CT in accordance with the Firm's gift reporting requirement.

B. Business Entertainment

Access Persons may attend or participate in occasional business meals or business entertainment. Business entertainment requiring an admittance fee, paid ticket or of a participatory nature is limited to eight events per calendar year, with no more than three such events in a calendar quarter and must be reported through Schwab CT. All business entertainment in excess of $50 must be reported to Compliance.

Business entertainment may include meals, sporting (including greens fees or court fees), theater, music, or other events, as well as business conferences. Business entertainment requires that the host is present, and may not be excessive, lavish or so frequent as to raise any question of propriety.

Meals provided at industry group meetings (defined as 6 or more attendees) which are conducted for business purposes (e.g., broker luncheons or dinners), are exempt from the $50 reporting requirement and the eight events per calendar year limit.

Entertainment permitted under the paragraphs above is not subject to, and need not be aggregated with other gifts, for purposes of the $100 annual gift limit set forth above.

Any item of value given or received that does not meet the definition or requirements of business entertainment will be considered a gift for purposes of the Code of Ethics, and subject to the gift reporting and aggregate value requirements.

Compliance should be consulted in any circumstance where an Access Person is unsure about the value, appropriateness or type of gift or proposed entertainment.

C.In general, TimesSquare will be responsible for all business travel expenses incurred by its Access Persons which are consistent with corporate travel policy. As a matter of policy, TimesSquare does not allow sponsors of trips who are broker- dealers or issuers of Covered Securities, or other investable assets, to pay for travel or lodging expenses for our Access Persons.

Exceptions to this policy may be granted by the Chief Compliance Officer if the trip sponsor arranges for group travel or lodging which is not available through normal commercial channels for the convenience of the group or is a de minimis expense to the sponsor because of the nature of its business (e.g., airline or hotel companies). In both of these cases, it should be clear that the sponsor is paying for reasons of convenience rather than to curry favor.

D.In addition to the requirements stated in this policy, Access Persons who are also registered representatives of AMG Distributors, Inc., ("ADI") are required to also comply with the gifts and non-cash compensation policies maintained in ADI's Supervisory Procedures Manual. ADI must make and retain a record of all gifts and gratuities in any amount known to TimesSquare. All registered representatives are required to report to the Chief Compliance Officer the giving or receiving of any such gifts or gratuities through Schwab CT.

E.The improper influencing of public officials through gifts, excessive entertainment or other means is prohibited. In addition, certain states require that gifts beyond a certain dollar threshold to one or more public employees be reported to that particular state's Ethics Commission or similar agency. Therefore, all Access Persons of TimesSquare must obtain prior approval from the Chief Compliance Officer for all gifts to public employees on behalf of TimesSquare.

F.TimesSquare does not contribute financial or other support to political parties or candidates for public office. TimesSquare Access Persons may participate personally in political activities that may include contributions and donations to political candidates (subject to all applicable laws and TimesSquare's Political Contributions Policy); however, at no time will Access Persons be reimbursed by the Firm for such activities.

TimesSquare strictly prohibits any Access Person from making contributions or expenditures to or for any candidates for any public office, or to any persons for any political purpose whatsoever as a quid pro quo for receiving or with the expectation of securing now or in the future business from any public official, or any federal, state, or local government agency.

Your personal political contributions, and those of certain of your family members, could impact TimesSquare's ability to continue to do business or bid on new business with government entities within certain jurisdictions in the United States. Specifically, Rule 206(4)-5 of the Advisers Act, which applies to all registered investment advisers, including TimesSquare, places limits on individual contributions of certain investment adviser employees, and may prohibit an investment adviser from managing money for state or local government entity Clients for a specified period following any disqualifying contributions. In addition, a number of jurisdictions have enacted so-called "pay-to-play" laws that prohibit certain employees of service providers to state or local agencies and departments from making political contributions to state or local officials that are covered by these laws. Even if a personal political contribution is not prohibited, these laws may require that any contribution be reported to the state or locality. If you have any questions about a political contribution that you intend to make, please contact the Chief Compliance Officer.

For additional information on this topic, please see TimesSquare's Compliance Manual for the procedure entitled "Political Contributions and Other Restricted Payments."

G.It is the policy of TimesSquare to occasionally make charitable contributions to worthy causes. All charitable contributions by TimesSquare must be approved by the Chief Compliance Officer. In the event an Access Person receives a request from a Client that TimesSquare make a charitable contribution, the request should be presented to the Chief Compliance Officer for approval. Attendance at charity events and personal contributions do not require approval.

XI. Corporate Directorships and Other Business Relationships

In order that even the appearance of impropriety be avoided, it is important that TimesSquare's Access Persons not be involved in investment decisions which relate to other business enterprises of which they are "insiders." For purposes of this policy, a person is an "insider" of a business enterprise if he or she is one of its directors or officers, or otherwise has a confidential relationship with it, or has a Beneficial Ownership of 1% of its voting stock. A regulated Investment Company is not a business enterprise for this purpose.

TimesSquare's Access Persons should make written disclosure of any insider relationships to the Compliance Department through Schwab CT. No new insider relationships should be accepted without the written approval of the Chief Compliance Officer. The continuation of any insider relationship is at the discretion of the Chief Compliance Officer and is to be terminated upon request.

Additionally, Access Persons may not engage in any other business, or be employed or compensated by any other person, or serve as an officer, director, partner or employee of another business organization, or have any direct or indirect financial interest in any other organization, unless the Access Person has received approval from Compliance and provided the appropriate disclosures through Schwab CT.

XII. Reporting Potential Violations/Wrongdoing, Investigations, Whistleblower Rules and Guidance

All Access Persons are required to act honestly and ethically in support of the culture of integrity that we have all fostered within TimesSquare. Since every Access Person is a valued member of the TimesSquare team, this broad requirement includes acting in what each individual believes to be TimesSquare's best interest, which includes reporting any concerns regarding any potential violations of any applicable law, rule or policy, or any other potential wrongdoing, by TimesSquare, any of our Access Persons, or any of our service providers. If TimesSquare's management is unaware of such activities, these potential violations may ultimately have an adverse effect on all of us as members of TimesSquare.

Actual or potential violations of any applicable law, rule or Firm policy should be discussed with the Chief Compliance Officer upon discovery. In addition, any supervisor or member of management who receives a report of an actual or potential violation or wrongdoing should consult with the Chief Compliance Officer upon receipt of the report. If the Chief Compliance Officer is involved in the actual or potential violation or wrongdoing, the Access Person may report the matter to any member of senior management.

Good faith reporting of suspected violations by others shall not subject the reporting person to penalty, reprisal, or retaliation by TimesSquare or any of its Access Persons. Please see the Whistleblower Rules section below for additional information.

"Violations" should be interpreted broadly, and may include, but are not limited to, such items as:

•noncompliance with laws, rules, and regulations applicable to the business of TimesSquare;

•fraud or illegal acts involving any aspect of TimesSquare's business;

•material misstatements in regulatory filings, internal books and records, Clients' records, or reports;

•activity that is harmful to Clients, including any fund shareholders; and

•deviations from required internal controls, policies and procedures that safeguard Clients and TimesSquare.

All such reports will be taken seriously, investigated promptly and appropriately, and treated with the appropriate confidentially as determined by TimesSquare in light of the circumstances.

Investigation and Sanctions. Potential violations of Firm policies, including the Code, shall be promptly investigated by the Chief Compliance Officer, his designee, and/or other senior management. During the course of the investigation, the Chief Compliance Officer, his designee, or other senior management may provide an update to the reporting Access Person on the status of the investigation as appropriate. In addition, the reporting Access Person may request an update at any time. Such investigative procedures may include notification to the Chief Executive Officer of the violation or possible violation, and discussion of the violation or possible violation with the relevant parties to determine whether the policies and procedures of the Firm were followed. Each investigation may be documented, as determined by TimesSquare under the circumstances.

The Chief Compliance Officer, his designee or other senior management will report their findings as necessary to the Chief Executive Officer. The decision as to whether a violation has occurred will be subject to review by the Chief Compliance Officer.

Following TimesSquare's investigation, Access Persons who are deemed to have committed violations or other wrongdoing may be subject to disciplinary action. Please see Section XIII below for additional detail regarding sanctions.

Whistleblower Rules. Nothing in this Code or in any other agreements you may have with TimesSquare is intended to or shall preclude or impede you from cooperating with any governmental or regulatory entity or agency in any investigation, or from communicating any suspected wrongdoing or violation of law to any such entity or agency, including, but not limited to, reporting pursuant to the "whistleblower rules" promulgated by the Securities and Exchange Commission (Securities Exchange Act Rules 21F-1, et seq.). For the avoidance of doubt, you are not required to give the Firm prior notice of, or obtain the Firm's prior written consent in connection with regulatory communications contemplated under the SEC's or other regulatory entity or agency's "whistleblower rules."

Retaliation of any type against an Access Person who reports a suspected violation or assists in the investigation of such conduct (even if the conduct is not found to be a violation) is strictly prohibited and constitutes a further violation of the Code and these procedures.

Guidance. All Access Persons are encouraged (and have the responsibility) to ask questions and seek guidance from the Chief Compliance Officer or other senior management with respect to any action or transaction that may constitute a violation and to refrain from any action or transaction which might lead to the appearance of a violation. The Chief Compliance Officer will also provide periodic training to TimesSquare's Access Persons regarding the requirements of these policies and procedures.

XIII. Sanctions for Violations

The Chief Compliance Officer shall be responsible for determining whether it is appropriate to impose sanctions or take other actions against an Access Person for violations of Federal Securities Laws or Firm policies, and may consult the Chief Executive Officer regarding material or serious matters. The Chief Compliance Officer shall make such determination in light of all relevant facts and circumstances, including the nature and seriousness of the violation, the extent to which the violation reflects a willful disregard of the Access Person's responsibilities under the Code and the Access Person's past history of compliance or non-compliance with the Code. Such sanctions or other actions may include, but are not limited to, one or more of the following:

•Warning (verbal or written);

•Reprimand;

•Reassignment of duties;

•Suspension of personal trading privileges;

•Require the Access Person to sell the security in question and disgorge all profits to a charity approved by the Chief Compliance Officer;

•Require the trade to be reversed at the Access Person's expense;

•Monetary fine (which may include a reduction in salary or bonus);

•Suspension or termination of employment;

•Reporting to the appropriate regulatory authorities if applicable; or

•Any combination of the foregoing.

XIV. Records

In accordance with Rule 17j-1 under the 1940 Act and Rule 204-2 under the Advisers Act, TimesSquare shall maintain records in the manner and to the extent set forth below:

A.A copy of the Code and any other Code of Ethics which is, or at any time within the past 5 years has been, in effect shall be preserved in an easily accessible place;

B.A record of any violation of the Code and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than 5 years following the end of the fiscal year in which the violation occurs;

C.A copy of each report made by, or brokerage confirmation and statement filed on behalf of, an Access Person pursuant to the Code shall be preserved for a period of not less than 5 years from the end of the fiscal year in which it is made, the first 2 years in an easily accessible place;

D.A record of all persons who are, or within the past 5 years have been, required to make reports pursuant to the Code or who are or were responsible for reviewing the reports, shall be maintained in a easily accessible place;

E.Records evidencing prior approval of, and the rationale supporting, an acquisition by an Access Person of Covered Securities in an initial public offering , private placement or other Limited Offering shall be preserved for a period of not less than 5 years from the end of the fiscal year in which the approval is granted;

F.A record of all written acknowledgements of receipt of the Code and amendments for all persons who are or within the past 5 years were Access Persons shall be preserved for 5 years after the individual ceases to be an Access Person; and

G.A copy of all written annual reports provided by TimesSquare in accordance with Rule 204-2 of the Advisers Act, as amended and Rule 17j-1 under the 1940 Act, as amended for a period of 5 years following the end of the fiscal year in which they are made, the first 2years in an easily accessible place.

EXHIBIT A

Explanation of Beneficial Ownership

You are considered to have "Beneficial Ownership" of Covered Securities if you have or share a direct or indirect "Pecuniary Interest" in the Covered Securities.

You have a "Pecuniary Interest" in Covered Securities if you have the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the Covered Securities.

The following are examples of an indirect Pecuniary Interest in Covered Securities:

1.Securities held by members of your immediate family sharing the same household; however, this presumption may be rebutted by convincing evidence that profits derived from transactions in these Covered Securities will not provide you with any economic benefit.

"Immediate family" means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and includes any adoptive relationship.

2.Your interest as a general partner in Covered Securities held by a general or limited partnership.

3.Your interest as a manager-member in the Covered Securities held by a limited liability company.

You do not have an indirect Pecuniary Interest in Covered Securities held by a corporation, partnership, limited liability company or other entity in which you hold an equity interest, unless you are a Controlling equity holder or you have or share investment Control over the Covered Securities held by the entity.

The following circumstances constitute Beneficial Ownership by you of Covered Securities held by a trust:

1.Your ownership of Covered Securities as a trustee where either you or members of your immediate family have a vested interest in the principal or income of the trust.

2.Your ownership of a vested interest in a trust.

3.Your status as a settlor of a trust, unless the consent of all of the beneficiaries is required in order for you to revoke the trust.

EXHIBIT B

Affiliated Managers Group, Inc.

Insider Trading Policy and Procedures

Policy Statement on Insider Trading

Affiliated Managers Group, Inc. (the "Company")1 has adopted this Insider Trading Policy and Procedures (the "Policy") that applies to each director, officer and employee of the Company and each officer and employee of the Company's subsidiaries and affiliates (collectively, "Covered Persons"). Each Covered Person must, upon request by the Company, acknowledge his or her understanding of the Policy and agreement to be bound by the Policy. In the case of a Covered Person who is an officer or employee of an affiliate of the Company where the affiliate has adopted a substantially similar policy that is satisfactory to the Company, the Company may accept a certification from the affiliate with respect to the Covered Person's understanding of, and agreement to be bound by, the affiliate's policy.

This Policy contains a discussion of insider trading, and sets forth trading restrictions applicable to Covered Persons. Under this Policy, a Covered Person (which may under certain circumstances include a person who was formerly a Covered Person) is forbidden from:

(i)trading in any securities of the Company in any capacity (or in options to buy such securities or other derivative securities based on such securities) on the basis of material, non-public information;

(ii)having others trade in such securities for him or her while he or she is in possession of material, nonpublic information; and

(iii)communicating (or "tipping") to others confidential or nonpublic information concerning the Company or other companies.

Discussion: What is "Insider Trading?"

Insider trading is, in addition to being a violation of this Policy, a violation of the federal securities laws. The term "insider trading" is not defined in the federal securities laws, but generally is used to refer to the use of material, nonpublic information to trade in securities (whether or not one is an "insider" of the company that issued the securities) or the communication of material, nonpublic information to others who may trade on the basis of such information.

1The term "Company" refers to Affiliated Managers Group, Inc. and its subsidiaries and affiliates, collectively or individually, as the context requires.

While the law concerning insider trading is not static, it is generally understood that, with respect to the Company and its securities, insiders are prohibited from doing the following:

(i)Trading in any of the Company's securities in any capacity (including derivative securities based on the Company's securities) while in possession of material, nonpublic information concerning the Company. An example of this would be a sale of the Company's securities at a time when a major acquisition was pending but not yet announced.

(ii)Having others trade on the insider's behalf while the insider is in possession of material, nonpublic information.

(iii)Communicating nonpublic information concerning the Company to others who may then trade in securities of the Company or pass on the information to others who may trade in such securities. Such conduct, also known as "tipping," results in liability for the insider of the Company who communicated such information (even if such insider does not actually trade himself) and for the person who received the information if he acts on such information or passes it on to others who may act on it.

The elements of insider trading and the penalties for such unlawful conduct are discussed below.

1.Who is an Insider?

The concept of "insider" is broad and generally includes any person who possesses material, nonpublic information about the Company and who has a duty to the Company to keep this information confidential. In the case of the Company, "insiders" include the Covered Persons. In addition, a person can be a "temporary insider" if he or she enters into a special confidential relationship to serve any such entity and as a result is given access to information in connection with such service. Persons who can become temporary insiders include, among others, the Company's attorneys, accountants, consultants and investment bankers. The Company also reserves the right to apply this Policy and its restrictions on trading to a person who leaves the Company (or an affiliate or subsidiary of the Company) for a period of up to six months following such person's departure by giving notice to such person.

2.What is Material Information?

Trading while in the possession of inside information is not a basis for liability unless the information is "material." Generally, information is "material" if there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision, or if it is reasonably certain to have an effect on the price, whether it is positive or negative, of an issuer's securities.

There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight. Although there is no precise, generally accepted definition of materiality, information is likely to be "material" if it relates to:

·Earnings information and quarterly results

·Projections of future earnings or losses or other earnings guidance (including confirming previous earnings guidance)

·A pending or proposed merger, joint venture, acquisition, or tender offer, or an acquisition or disposition of significant assets (including significant affiliates)

·Significant new investments or financings or related developments

·Major events regarding the Company's securities (including the declaration of a stock split or dividend, calls of securities for redemption, repurchase plans, changes to the rights of security holders or the offering of additional securities)

·Severe financial liquidity problems

·Significant litigation and regulatory matters

·Changes in auditors or auditor notification that the Company may no longer rely on an audit report

·Expansion or curtailment of significant operations

·Bankruptcy or insolvency

"Inside" information could be material because of its expected effect on the price of the issuer's securities, the securities of another company or the securities of several companies.

Moreover, the resulting prohibition against the misuse of "inside" information includes not only restrictions on trading in the issuer's securities, but restrictions on trading in the securities of other companies affected by the inside information as well (e.g., in the event the issuer was in negotiations to acquire a public company).

3.What is Nonpublic Information?

In order for information to qualify as "inside" information, in addition to being "material," the information also must be "nonpublic." "Nonpublic" information is information that has not been made available to investors generally. This includes information received from sources or in circumstances indicating that the information has not been circulated generally.

At such time as material, nonpublic information is released to the investing public, it loses its status as "inside" information. For "nonpublic" information to become public information, however, it must be disseminated through recognized channels of distribution designed to reach the securities marketplace, and sufficient time must pass for the information to become available in the market.

To show that "material" information is public, it generally is necessary to point to some fact that establishes that the information has become generally available, such as disclosure by the filing of a definitive proxy statement, Form 10- Q, Form 10-K, Form 8-K or other report with the Securities and Exchange Commission (the "SEC") or disclosure by release to a national business and financial wire service (e.g., Dow Jones or Reuters), a national news service or a national newspaper (e.g., The Wall Street Journal or The New York Times). The circulation of rumors or "talk on the street," even if accurate, widespread and reported in the media, may not constitute the requisite public disclosure.

Material, nonpublic information is not made public by selective dissemination. Material information improperly disclosed only to institutional investors or to an analyst or a favored group of analysts may retain its status as "nonpublic" information, the use of which is subject to insider trading laws. Similarly, partial disclosure does not constitute public dissemination. So long as any material component of the "inside" information has yet to be publicly disclosed, the information is deemed "nonpublic" and may not be traded upon.

The Company generally does not consider quarterly and annual earnings results to have been disclosed publicly until the morning of the third business day after a press release regarding such earnings (with the date of the earnings press release being counted as the first business day). For example, if the earnings press release was issued on a Tuesday, such earnings results would be considered public on Thursday morning. Similarly, other material information will generally not be considered public until the third business day after public disclosure in the manner described previously.

4.Penalties for Insider Trading.

Penalties for trading on or communicating material nonpublic information are severe, both for the individuals involved in such unlawful conduct and, potentially, for their employers. A person can be subject to some or all of the penalties below even if he does not benefit personally from the violation. Penalties include:

·jail sentences

·disgorgement of profits

·civil fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited (i.e., if the violation was one for tipping information), as well as criminal fines of up to$1,000,000

·fines for the employer or other controlling person of the violator of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided

In addition, any violation of this Policy can be expected to result in serious sanctions by the Company, which may include dismissal of the person involved.

Trading Procedures

The following Trading Procedures are applicable to you because you are a director, officer or employee of the Company or of a wholly-owned subsidiary of the Company (in each such case, a "Company Insider") or an officer or employee of an affiliate of the Company (in each such case, an "Affiliate Insider") who may, by virtue of your duties or work conditions, have access to material, nonpublic information concerning the Company.

1.Trading Windows and Pre-Clearance.

There are times when the Company may be aware of a material, nonpublic development.

Although you may not know the specifics of the development, if you engage in a trade before such development is disclosed to the public or resolved you might expose yourself and the Company to a charge of insider trading that could be costly and difficult to refute. In addition, a trade by you during such a development could result in adverse publicity and sanctions for both the Company and you.

Therefore, if you are a Company Insider, you, your spouse and members of your immediate family sharing the same household may purchase or sell securities of the Company only during the "trading windows" that occur each quarter, as specified below; provided, that, such person is not in possession of material, nonpublic information (as provided generally herein). In addition, you (or your spouse or member of your immediate family sharing the same household) must pre-clear your (or their) intent to trade within any "trading window" with one of the Company officers listed on Schedule A hereto, as may be updated from time to time (each, a "Clearance Officer" for so long as such individual is employed by the Company).

For Company Insiders, the trading window is the period in any fiscal quarter beginning on the morning of the third business day after the Company's issuance of a press release regarding quarterly or annual earnings (an "Earnings Release") (with the date of the Earnings Release being counted as the first business day), and ending on the 15 calendar day of the third month of the fiscal quarter (i.e., March 15, June 15, September 15 and December 15, as applicable). For example, if the Earnings Release was issued on a Tuesday (January 29th), the trading window would open Thursday morning (January 31st) and close at the end of the day on March 15.

If you are an Affiliate Insider, you, your spouse or member of your immediate family sharing the same household may purchase or sell securities of the Company at any time and in any capacity other than during the blackout period beginning on the date of an Earnings Release or other public disclosure of material information and ending on the morning of the third business day following such Earnings Release or public disclosure (with the date of the Earnings Release or public disclosure being counted as the first business day); provided, that, such person is not in possession of material, nonpublic information. For example, if the Earnings Release was issued on a Tuesday, the blackout period would end on Thursday morning. In addition, you (or your spouse or member of your immediate family sharing the same household) must pre-clear your (or their) intent to trade at any time with a Clearance Officer.

In accordance with the procedure for waivers described below, in special circumstances a waiver may be given to a Company Insider to allow a trade to occur outside of a trading window.

If you intend to engage in any trade in any capacity or for any account, you must first receive permission from a Clearance Officer as set forth above.2 Authorization to trade the Company's securities will not be granted if the Company has unannounced pending material developments. This would occur, for example, if the Company was in discussions concerning a major acquisition during the period following an Earnings Release. If the trading window for Company Insiders ended before the transaction was announced and the "blackout" was lifted, trading by Company Insiders would next be permitted during the trading window following the next quarterly Earnings Release. Any Clearance Officer may refuse to permit any transaction if he or she determines that such trade could give rise to a charge or appearance of insider trading. The Clearance Officer may consult with the Company's counsel/outside counsel before responding to your request.

After receiving permission from a Clearance Officer to engage in a trade, you should complete your trade within 48 hours or make a new trading request.

Even if you have received pre-clearance, neither you, your spouse nor any member of your immediate family sharing your household may trade in any securities (including options and other derivative securities) of the Company if you or such other person is in possession of material, nonpublic information about the Company.

Options and Warrants. The exercise of an option or warrant issued to you by the Company to purchase securities of the Company is generally not subject to the Trading Procedures outlined above, but the securities so acquired may not be sold except during a trading window (for Company Insiders), after authorization from a

2If the Clearance Officers will be absent from the office or unavailable for a significant period of time, they will designate someone to handle trading requests.

Clearance Officer has been received, and after all other requirements of this Policy have been satisfied. The so-called "cashless exercise" of stock options through a broker, or any other market sale for the purposes of generating cash needed to pay the exercise price of an option, is covered by the Trading Procedures and therefore requires pre-clearance.

Rule 10b5-1 Plans. Pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), individuals may be able to avoid insider trading liability if they can demonstrate that the purchase or sale in question was made pursuant to a binding contract, instruction or written plan that satisfies the requirements of Rule 10b5-1(c) (a "10b5-1 Plan"). You may not enter into, amend, suspend or terminate any 10b5-1 Plan except with the prior approval of a Clearance Officer. Once you establish a 10b5-1 Plan in accordance with the foregoing, you will not need to clear in advance transactions made pursuant to the terms of the 10b5-1 Plan and transactions under such 10b5-1 Plan may occur at any time.

2.Post-Trade Reporting.

You are required to report to a Clearance Officer any transaction in any securities of the Company in any capacity by you, your spouse or any immediate family member sharing your household immediately, and in any event not later than 5:00 p.m. on the day on which such transaction was effected. Each report you make to a Clearance Officer should include the date of the transaction, quantity, price and broker-dealer through which the transaction was effected.

This reporting requirement may be satisfied by sending (or having your broker send) duplicate confirmations of trades to a Clearance Officer, provided that such information is received by the Clearance Officer by 5:00 p.m. on the day on which such transaction was effected.

The foregoing reporting requirement is designed to help monitor compliance with the Trading Procedures set forth herein and to enable the Company to help those persons who are subject to reporting obligations under Section 16 of the Exchange Act to comply with these reporting obligations. Each director and executive officer, however, and not the Company, is personally responsible for ensuring that his or her transactions do not give rise to "short swing" liability under Section 16 and for ensuring that timely reports of his or her transactions in Company securities are filed with the SEC, as required by Section 16 of the Exchange Act.

3.Prohibition on Day Trading, Use of Derivatives and Short Sales.

Neither you, your spouse nor any immediate family member sharing your household may

(i)engage in any day trading of the Company's securities, (ii) enter into trade puts, calls, options, warrants or other derivative instruments in respect of any of the Company's securities, or (iii) engage in short selling or any economically equivalent transactions that would result in a net short exposure to the Company.

Unauthorized Disclosure

As discussed above, the disclosure of material, nonpublic information to others can lead to significant legal difficulties, fines and punishment. Therefore, you should not discuss material, nonpublic information about the Company or its affiliates or subsidiaries with anyone, including other employees, except as required in the performance of your regular duties.

In addition, the Company has strict policies relating to safeguarding the confidentiality of its internal, proprietary information. These include procedures regarding identifying, marking and safeguarding confidential information and employee confidentiality agreements. You are required to comply with these policies at all times.

It is important that only specifically designated representatives of the Company discuss the Company and its affiliates and subsidiaries with the news media, securities analysts and investors. Inquiries of this type received by any employee should be referred to a Clearance Officer.

Post-Termination Transactions

This Policy continues to apply to transactions in Company securities even after termination of service to the Company. If an individual is in possession of material, nonpublic information when his or her service terminates, that individual may not trade in Company securities until that information has become public or is no longer material.

Reporting of Violations

If you know or have reason to believe that this Policy, including the Trading Procedures described above, has been or is about to be violated, you should bring the actual or potential violation to the attention of a Clearance Officer immediately.

Modifications; Waivers

The Company reserves the right to amend or modify this Policy, including the Trading Procedures set forth herein, at any time. Waiver of any provision of this Policy in a specific instance may be authorized in writing by a Clearance Officer (or his designee), and any such waiver shall be reported to the Board of Directors of the Company at its next regularly scheduled meeting.

Questions

If you have any questions regarding this Policy or the Trading Procedures set forth herein, you are encouraged to contact a Clearance Officer, who may refer the question to the Company's counsel/outside counsel before responding.

As of September 24, 2019

ACKNOWLEDGMENT

I have read the Insider Trading Policy and Procedures (the "Policy") of Affiliated Managers Group, Inc. (the "Company"). I understand that, if I am an officer or employee of the Company or an officer or employee of one of its affiliates or subsidiaries, my failure to comply in all respects with the Policy, including the Trading Procedures set forth therein, is a basis for termination of my employment from the Company or an affiliate or subsidiary, as the case may be. I further acknowledge and agree that the Policy is in addition to, and operates in conjunction with, any other policies of my employer regarding trading.

Name:Date:

This document states a policy of the Company and is not intended to be regarded as the rendering of legal or other advice.

EXHIBIT C

Broker Confirmation Request Letter

Date

Name

BD Name

BD Fax Number or Address

Re: Employee Name, Account Number (s)

I am an employee of TimesSquare Capital Management, LLC (the "Firm"), a registered investment adviser. In compliance with the Firm's Code of Ethics, please send duplicate copies of confirmations of any securities transactions in the above referenced account and periodic account statements to the Firm at the following address:

Chief Compliance Officer

TimesSquare Capital Management, LLC

7 Times Square

42nd Floor

New York, New York 10036

Very truly yours,

TimesSquare Employee

Cc: TimesSquare Chief Compliance Officer